EXHIBIT 10.3

Fairwind Energy Inc.
234 Monarch Bay Plaza, Suite 254
Monarch Beach, California 92629

April 30, 2014

Eric Krogius

Dear Mr. Krogius:

This letter agreement, dated April 30, 2014 memorializes the terms and conditions of an agreement of compensation by and between Eric Krogius (“Krogius”) and FairWind Energy Inc., a Nevada corporation (the “Company”).

1. Compensation. The Company agrees to pay Krogius, for a term which expires on April 18, 2015, $5,000 every three months, as consideration for Krogius serving and performing his duties as a non-employee Director of the Company. Any payment to Krogius shall be made only after performance of services and duties for a period of not less than three months. The Company may unilaterally decide to not pay Krogius at any time without any liability or debt accruing to the Company. This Agreement shall be retroactive to January 18, 2014.

2. Assignment. This letter agreement may not be assigned unless the Company and Krogius consent in writing to such assignment.

Very truly yours,

FAIRWIND ENERGY, INC.

By:	/s/ Michael Winterhalter
Name: Michael Winterhalter
Title: President

Agreed and Accepted this 30th day of April, 2014:

By:	/s/ Eric Krogius
Name: Eric Krogius (individually)